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                                                                    Exhibit 99.2

CONTACT:                                                   FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


                   BLYTH, INC. INCREASES CASH DIVIDEND BY 10%


GREENWICH, CT, USA, April 4, 2002: Blyth, Inc. (NYSE:BTH) today announced that it has declared a semi-annual cash dividend of $0.11 per share, an increase of $0.01 over the most recent dividend, of the Company's common stock for the six months ended January 31, 2002. The dividend, authorized at the April 4, 2002 Blyth Board of Directors meeting, will be payable to shareholders of record as of May 1, 2002, and will be paid on May 15, 2002.

Robert B. Goergen, Blyth's Chairman of the Board and CEO said, "Despite the difficulties we faced in fiscal 2002, we have benefited from improved new product introductions and diligent management of our working capital, particularly in the fourth quarter. This demonstrates the continued, underlying strength of our business and has allowed us to generate significant amounts of cash. We believe that increasing our dividend is one of several important ways in which we can build shareholder value."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands and to the Foodservice industry, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended January 31, 2002 totaled $1,199 million.

Blyth, Inc. can be found on the Internet at WWW.BLYTHINC.COM.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of


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our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2001 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.

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